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                                                                     EXHIBIT 5.1

                                                                          JC/sde
                                                                        #73694.6






                                                             17th December, 1998



Global Crossing Holdings Ltd.
Wessex House
45 Reid Street
Hamilton HM 12


Dear Sirs,


          RE:  GLOBAL CROSSING HOLDINGS LTD. (THE "COMPANY")
          --------------------------------------------------



     We have acted as legal counsel in Bermuda to the Company in connection with the Exchange Offer to be made pursuant to the Exchange Offer Registration Statement and pursuant to which the Company shall offer to the Holders of all outstanding Transfer Restricted Securities held by such Holders, the opportunity to exchange all such outstanding Transfer Restricted Securities for New Preferred Stock, and where appropriate, for New Exchange Notes.

     Unless otherwise defined in this opinion or the Schedules to it, capitalised terms have the meanings assigned to them in the Registration Rights Agreement.

     For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the "Documents").


ASSUMPTIONS
-----------


     In stating our opinion we have assumed:-


     (a) the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;


     (b) the genuineness of all signatures on the Documents;
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     (c) the authority, capacity and power of each of the persons signing the
     Documents (other than the Company);



     (d) that any factual statements made in any of the Documents are true, accurate and complete;



     (e) that the Operative Documents constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;



     (f) that the Operative Documents have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Operative Documents has actually received and accepted delivery of such Operative Documents;



     (g) that the Operative Documents will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are governed;



     (h) that the Operative Documents are in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;



     (i) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Operative Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Operative Documents and the Bye-laws of the Company is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;



     (j) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part and accurately record the resolutions passed by the Board of Directors of the Company, as the case may be, at meetings which were duly convened and at which duly constituted quorums were present and voting throughout and accurately record the resolutions adopted by the Shareholder of the Company;
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     (k) that the Company has entered into its obligations under the Operative
     Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Operative Documents and by the amendment of the Bye-laws of the Company would benefit the Company; and

     (l) that when executed, or in the case of the Exchange Offer Registration Statement when filed, any document presented to us in draft will not differ in any material way from the draft which we have examined.



OPINION
-------


     Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-



(1) When issued in accordance with the terms of the Bye-laws of the Company, and the Exchange Offer Registration Statement, the New Preferred Stock to be issued as part of the Exchange Offer will be duly authorised, validly issued, fully paid and non-assessable shares of the Company.

(2) The New Exchange Notes have been duly authorised for issuance and, upon due execution and delivery of the Indenture, in accordance with the authority given in the Resolutions, and when issued in accordance with the Indenture and the Exchange Offer Registration Statement, the New Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(3) A final and conclusive judgment of the United States Federal or New York State Courts based upon the Securities, the Bye-laws of the Company or the Operative Documents under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda without re-examination of the merits of the case under the common law doctrine of obligation by action on the debt evidenced by the foreign court's judgment. On general principles, we would expect such proceedings to be successful provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

     Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary
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Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.



RESERVATIONS
------------


     We have the following reservations:-

(a) The term "enforceable" as used in this opinion means that the obligations assumed by the relevant party under the Bye-laws of the Company and the Operative Documents are of a type which the courts of Bermuda enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms, because of the matters referred to in reservation (b).

(b) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Operative Documents and in the Bye-laws of the Company. Further, we express no opinion as to the validity or binding effect of any waiver of or obligation to waive either any provision of law (whether substantive or procedural) or any right or remedy.


(c) Enforcement of the obligations of the Company under the Bye-laws of the Company and the Operative Documents may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights.



(d) Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.


(e) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g) We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Bye-laws of the Company or any of the Operative
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     Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.



(h) We express no opinion as to the validity or binding effect of any provision of the Bye-laws of the Company or of the Operative Documents which provides for the severance of illegal, invalid or unenforceable provisions.

(i) A Bermuda court may refuse to give effect to any provisions of the Operative Documents and the Bye-laws of the Company in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.


(j) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.



DISCLOSURE
----------


     This opinion is addressed to you in connection with the Exchange Offer Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Exchange Offer Registration Statement of the Company and to reference to our Firm in the "Service of Process and Enforcement of Liabilities" and "Legal Matters" sections of the Exchange Offer Registration Statement.



     This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.
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     This opinion is governed by and is to be construed in accordance with
Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.



                                 Yours faithfully,

                                 /s/ Appleby Spurling & Kempe
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                                   SCHEDULE 1
                                   ----------



1. A copy of the Offering Memorandum dated November 24, 1998 relating to the offering and sale of $500,000,000 aggregate principal amount of its 10 1/2% Senior Exchangeable Preferred Stock due 2008 (excluding Exhibits) (the "Final Memorandum").

2. A copy of the executed Purchase Agreement dated November 23, 1998 (excluding Exhibits) and made between the Company, Salomon Smith Barney, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Deutsche Bank Securities, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Donaldson, Lufkin & Jennette Securities Corporation (the "Purchase Agreement").

3. A draft (sent to us by fax on December 1, 1998) of the Indenture to be dated on the date of issuance of the Exchange Notes (as that terms is defined in the Purchase Agreement) and to be made by the Company and trustee pursuant to which the Notes are to be issued (the "Indenture").

4. The Registration Rights Agreement dated as of December 2, 1998 and made between the Company, Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Oppenheimer Corp., Deutsche Bank Securities, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Chase Securities Inc. and Donaldson, Lufkin & Jennette Securities Corporation (the "Registration Rights Agreement").

5. A draft of the Exchange Offer Registration Statement faxed to us on December 17, 1998.


6. A certified copy of excerpts from the Minutes of the Meetings of the Board of Directors of the Company held on 1 December, 1998 and the unanimous written resolutions of the Shareholders of the Company adopted on 1st December, 1998 (the "Resolutions").


7. A certified copy of the Memorandum of Increase of Share Capital of the Company.

8. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company (collectively referred to as the "Constitutive Documents").

9. A Certificate of Compliance dated November 30, 1998 issued by the Ministry of Finance in respect of the Company.

10. A copy of a letter evidencing consent of the Bermuda Monetary Authority to the issue by the Company of the New Preferred Stock Securities and the New Exchange Notes.


(The documents referred to in 2, 3 and 4 above are together referred to as the "Operative Documents".)